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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-6828

                           Starwood Hotels & Resorts
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             (Exact name of registrant as specified in its charter)

              777 Westchester Avenue, White Plains, New York 10604
                                 (914) 640-8100
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Shares of Beneficial Interest,
                            $.01 par value per share
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            (Title of each class of securities covered by this Form)

        Class B Shares of Beneficial Interest, par value $.01 per share
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]              Rule 12h-3(b)(1)(i)   [x]
     Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
     Rule 15d-6            [ ]

     Approximate number of holders of record as of the certificate or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Starwood Hotels & Resorts has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 11, 1999           By: /s/ Barry S. Sternlicht
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                                 Barry S. Sternlicht
                                 Chairman and Chief Executive
                                 Officer